Mail Stop 4561

      July 18, 2005


      VIA USMAIL and FAX (604) 521-4911

Mr. Abdul Ladha
Chief Executive Officer & Chief Financial Officer
Ableauctions.Com, Inc.
1963 Lougheed Highway
Coquitlam, British Columbia, Canada V3K 3T8

      Re:	Ableauctions.Com, Inc.
      Form 10-KSB for the year ended 12/31/2004
      Filed on 3/30/2005
      File No. 000-28179


Dear Mr. Abdul Ladha:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



Cicely Luckey
      Branch Chief







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